As filed with the Securities and Exchange Commission on June 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Staples, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2896127 (I.R.S. Employer

500 Staples Drive, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2004 Stock Incentive Plan, as amended

(Full title of the plan)

John J. Mahoney

Vice Chairman and Chief Financial Officer

Staples, Inc.

500 Staples Drive

Framingham, Massachusetts 01702

(Name and address of agent for service)

(508) 253-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Staples Common Stock, $0.0006 par value per share	20,000,000	(2)	$21.42	(3)	$428,400,000	(3)	$30,545	(3)
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 20,000,000 shares issuable under the Amended and Restated 2004 Stock Incentive Plan, as amended.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Staples’ Common Stock as reported on the NASDAQ Global Select Market on June 1, 2010.

This Registration Statement registers additional securities of the same class as other securities for which Registration Nos. 333-116644 filed on June 18, 2004, 333-128449 filed on September 20, 2004,  and 333-153405 filed on September 10, 2008 relating to Staples’ Amended and Restated 2004 Stock Incentive Plan, as amended, each remain effective.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Staples is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)   Staples’ latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for Staples’ latest fiscal year for which such statements have been filed.

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)   The description of the securities contained in Staples’ registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Staples pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed incorporated in this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by Mark A. Weiss, Esq., Vice President, Assistant General Counsel for Staples.  Mr. Weiss is eligible to participate in the Amended and Restated 2004 Stock Incentive Plan, as amended, from time to time and owns or has rights to acquire an aggregate of less than 0.01% of Staples’ Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be, made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Staples’ restated certificate of incorporation provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Staples’ restated certificate of incorporation also provides that no director shall be liable to Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

Staples’ amended and restated by-laws contain provisions to the effect that each director and officer of Staples shall be indemnified by Staples against liabilities and expenses in connection with any legal proceedings to which he is or may be made a party or with which he may become involved or threatened by reason of the fact that he is or was, or has agreed to become, a director or officer of Staples, or is or was serving, or has agreed to serve, at the request of Staples, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if any of the following determine that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct:

• the board of directors by a majority vote of a quorum consisting of disinterested directors;

• if a quorum consisting of disinterested directors is not obtainable, a majority of a committee of two or more disinterested directors;

• a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, consisting of stockholders who are not at that time parties to the action, suit or proceeding in question;

• independent legal action; or

• a court of competent jurisdiction.

It must be determined that the person seeking indemnification acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful; except that, in the case of actions brought by or in the right of Staples, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Staples unless and only to the extent that the adjudicating court determines despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the adjudicating court deems proper.

Staples’ amended and restated bylaws further provide that to the extent that a person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which such person is entitled to be indemnified or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.

Staples maintains directors and officers liability insurance for the benefit of its directors and certain officers.  In addition, Staples has entered into indemnification agreements with its directors and executive officers.  These agreements require, among other matters, that Staples indemnify its directors and officers to the fullest extent provided by law and advance to such directors and executive officers certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted or if the expenses are covered by the proceeds of insurance.  Staples will not indemnify the directors and executive officers for an action, suit or proceeding initiated by the director or executive officer unless approved by the board of directors or if commenced following a change in control.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.     Item 512(a) of Regulation S-K.    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Staples pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Staples’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Staples pursuant to the foregoing provisions, or otherwise, Staples has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Staples of expenses incurred or paid by a director, officer or controlling person of Staples in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Staples will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Staples certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on June 7, 2010.

STAPLES, INC.

By:	/s/ RONALD L. SARGENT
Ronald L. Sargent
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Staples, Inc., hereby severally constitute and appoint Ronald L. Sargent, John J. Mahoney, Kristin A. Campbell and Mark A. Weiss, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Staples, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD L. SARGENT	Chairman and Chief Executive Officer	June 7, 2010
Ronald L. Sargent	(Principal executive officer)

/s/ JOHN J. MAHONEY	Vice Chairman and Chief Financial	June 7, 2010
John J. Mahoney	Officer (Principal financial officer)

/s/ CHRISTINE T. KOMOLA	Senior Vice President and Corporate	June 7, 2010
Christine T. Komola	Controller (Principal accounting officer)

/s/ BASIL L. ANDERSON	Director	June 7, 2010
Basil L. Anderson

/s/ ARTHUR M. BLANK	Director	June 7, 2010
Arthur M. Blank

/s/ MARY ELIZABETH BURTON	Director	June 7, 2010
Mary Elizabeth Burton

/s/ JUSTIN KING	Director	June 7, 2010
Justin King

/s/ CAROL MEYROWITZ	Director	June 7, 2010
Carol Meyrowitz

/s/ ROWLAND T. MORIARTY	Director	June 7, 2010
Rowland T. Moriarty

/s/ ROBERT C. NAKASONE	Director	June 7, 2010
Robert C. Nakasone

/s/ ROBERT E. SULENTIC	Director	June 7, 2010
Robert E. Sulentic

/s/ ELIZABETH A. SMITH	Director	June 7, 2010
Elizabeth A. Smith

/s/ VIJAY VISHWANATH	Director	June 7, 2010
Vijay Vishwanath

/s/ PAUL F. WALSH	Director	June 7, 2010
Paul F. Walsh

EXHIBIT INDEX

Number	Description

4.1(1)	Restated Certificate of Incorporation of Staples, dated September 29, 2008.

4.2(2)	Amended and Restated By-Laws of Staples, as amended, dated March 10, 2009.

5	Opinion of counsel.

10.1(3)	Amended and Restated 2004 Stock Incentive Plan, as amended.

23.1	Consent of counsel (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers Accountants N.V.

24	Power of attorney (included on the signature pages of this registration statement).

(1)           Previously filed as Exhibit 3.1 with the Securities and Exchange Commission as Exhibit 3.1 to Staples’ Quarterly Report on Form 10-Q, for the quarter ended November 1, 2008 (File No. 000-17586).

(2)           Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to Staples’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (File No. 000-17586).

(3)           Previously filed with the Securities and Exchange Commission as Exhibit 10.1 to Staples’ Current Report on Form 8-K filed on June 8, 2010. (File No. 000-17586).